Exhibit 99.1

ARMSTRONG FLOORING REPORTS FIRST QUARTER 2020 RESULTS

- PROVIDES BUSINESS UPDATE ON COVID-19 RESPONSE -

First Quarter 2020 Highlights

- Net Sales of $138.7 Million with Stronger North American Sales Offset by Declines in China

- Net Loss of $13.2 Million and Adjusted Net Loss of $12.7 Million

- Adjusted EBITDA of ($1.6) Million

- Prioritizing safety, financial flexibility and operational efficiencies to address COVID-19 crisis

Lancaster, PA, May 7, 2020. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the first quarter ended March 31, 2020.

Michel Vermette, President and Chief Executive Officer, commented, “As the COVID-19 crisis continues to rapidly evolve, our top priority is the health and safety of our employees and our communities to help limit the spread of the virus. We have implemented measures in all facilities to ensure safe operations and continuity to serve our customers, most of whom operate in essential industries. All of our production facilities are currently operational and we are applying our acquired knowledge from our experiences in China to appropriately adapt our U.S. operations to manage through this unprecedented situation.”

Mr. Vermette continued, “January and February 2020 North America net sales increased 10% year-over-year and ahead of plan, attributable to stronger volume. For the first quarter, North America net sales increased a more modest 2% as our sales momentum in late March was affected by the various challenges associated with the pandemic. Overall, our results for the quarter were essentially in line with our sales and EBITDA expectations. We ended the quarter with a solid cash position, and we have taken additional actions to reduce costs to further bolster our liquidity during this period of uncertainty. We believe we are prepared to face the challenges ahead.”

Mr. Vermette concluded, “We remain committed to our multi-year strategic roadmap to expand, simplify and strengthen our business. While current market and economic challenges will more than offset any benefits to our results from strategic initiatives in 2020, our plan to get back to positive cash flow in 2022 is unchanged.”

Due to the global outbreak of COVID-19, the Company is availing itself of the 45 day extension provided by the recent order of the Securities and Exchange Commission to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. This will allow the Company to perform additional analyses and procedures relating to COVID-19’s potential impact on the Company’s financial statements, specifically analyses pertaining to the potential impairment of long-lived assets. The effect of any potential impairment will be reflected in the U.S. GAAP financial results upon filing the Form 10-Q.

First Quarter 2020 Results Compared with First Quarter 2019 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended March 31,
	2020	2019	Change
Net sales	$138.7	$141.7	(2.1%)
Operating (loss)	($13.3)	($15.6)	14.7%
Net (loss)	($13.2)	($16.7)	21.0%

Diluted (loss) per share	($0.60)	($0.63)	4.8%

Adjusted EBITDA	($1.6)	$0.0	N/M
Adjusted EBITDA margin	(1.2%)	0.0%	N/M
Adjusted net (loss)	($12.7)	($13.1)	3.1%

Adjusted diluted (loss) per share	($0.58)	($0.49)	(18.4%)

In the first quarter of 2020, net sales decreased 2.1% to $138.7 million from $141.7 million in the first quarter of 2019, including an adverse currency impact of 30 basis points. The decrease in net sales was primarily due to a decline in China net sales of approximately $5 million, attributable to the early outbreak of the COVID-19 virus in that region. North America net sales increased approximately 2% driven by stronger volumes and favorable mix, partly offset by lower price. Higher North American volume in January and February more than offset decreased activity in March due to the COVID-19 pandemic. Lower price primarily reflected competitive pricing pressure in response to the abatement of tariffs.

The net loss in the first quarter of 2020 was $13.2 million, or diluted loss per share of $0.60, as compared to a net loss of $16.7 million, or diluted loss per share of $0.63, in the prior year quarter. Adjusted net loss was $12.7 million, or adjusted diluted loss per share of $0.58, as compared to an adjusted net loss of $13.1 million, or adjusted diluted loss per share of $0.49, in the prior year quarter.

First quarter 2020 adjusted EBITDA was ($1.6) million, as compared to break even in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales and higher SG&A expense, partially offset by reduced input costs.

COVID-19 Business Update

Operational Update

Armstrong Flooring remains committed to safeguarding its employees and the communities where it operates, while continuing to deliver its products to customers. The Company is following guidelines and directives from governmental agencies and local health authorities across its manufacturing facilities, warehouse locations and corporate offices to continue operating safely and responsibly. This includes working remotely, providing personal protective equipment, limiting group meetings, restricting air travel, enhancing cleaning and sanitizing procedures, and practicing social distancing, among other risk mitigation measures.

Net Sales Update

Nearly all state and local governments in the U.S. have classified construction as an essential business. However, inconsistent state and local government orders have resulted in varying impacts to the

Company’s results across geographies and for some customers. While home centers continue to operate, independent customer retail locations are closed in some cases. Although some commercial projects in the retail sector have been postponed, most education and healthcare projects are moving forward. These factors, together with the social distancing and shelter-in-place guidelines by local authorities, have resulted in a softer demand environment since the second half of March 2020. During the month of March 2020, net sales declined 15% year-over-year, primarily driven by lower North American volume into the end of the period. Preliminary April net sales were down approximately 20% globally compared to April 2019.

Production Facility Update

As previously disclosed, the Company proactively suspended production in its U.S. plants for two weeks in April 2020. This proactive measure was the result of the increasing social and economic impact of COVID-19, as well as the Company’s desire to protect the health and safety of its team members and to support nationwide efforts to slow the spread of the virus. The Company continued to operate its warehouses to continue to fill orders from customers working on projects related to healthcare, education, housing and other needs. In addition, the Company’s sole plant in China remained closed during most of the month of February. All global production facilities have resumed operations while maintaining social distancing, enhanced cleaning protocols and other safe practices. The Company has not experienced, and does not currently anticipate any material availability issues related to raw materials and finished goods.

Liquidity and Capital Resources Update

At March 31, 2020, the Company had cash of $31.9 million and total liquidity of approximately $52 million including availability under its credit facilities. The Company had $72.2 million drawn on its ABL credit facility that does not mature until 2023, which should provide the financial flexibility to operate during the current health and economic crisis. In anticipation of continued market challenges, the Company has also taken actions and continues to evaluate alternatives to further enhance liquidity and is in discussions with its lenders regarding covenants under its ABL credit facility. This includes reducing marketing and promotional spend, furloughing a portion of salaried employees, suspending the employer match on certain benefit plans, freezing hiring, enforcing controls on non-essential expenditures, limiting capital expenditures, and reducing labor costs at facilities to match the current demand environment. The Company will continue to assess additional actions to strengthen its operational and financial position, including without limitation the monetization of noncore real estate assets. The Company is also evaluating the CARES Act recently passed by Congress for potential financial incentives that may be applicable to Armstrong Flooring.

Multi-year Strategic Roadmap Update

During the first quarter 2020 and prior to the COVID-19 outbreak in the U.S., the Company initiated its multi-year strategic roadmap to transform and modernize its operations to become a leaner, faster-growing and more profitable business. Initial progress has been made to lay the foundation to execute on the roadmap’s three critical objectives to simplify, expand, and strengthen the business over the next several years. However, in light of the rapidly evolving market landscape, most of the planned SG&A investments to help drive long-term profitable growth have been deferred. In addition, the Company expects near-term macroeconomic uncertainty and the resulting weak demand environment to more than offset formerly anticipated benefits from strategic initiatives in 2020. The Company remains committed to getting the business back to positive cash flow in 2022.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Thursday, May 7, 2020 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast.

For those unable to access the webcast, the conference call will be accessible by dialing 800-289-0438 (domestic) or 929-477-0402 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 8963081.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, the Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Doug Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended March 31,
	2020	2019
Net sales	$138.7	$141.7
Cost of goods sold	115.4	119.6

Gross profit	23.3	22.1
Selling, general, and administrative expense	36.6	37.7

Operating (loss)	(13.3)	(15.6)
Interest expense	0.6	1.0
Other (income) expense	(0.4)	0.3

(Loss) from continuing operations before income taxes	(13.5)	(16.9)
Income tax (benefit)	(0.3)	(0.3)

(Loss) from continuing operations	(13.2)	(16.6)
(Loss) on disposal of discontinued operations	—	(0.1)

Net (loss) from discontinued operations	—	(0.1)

Net (loss)	$(13.2)	$(16.7)

Weighted average number of common shares outstanding — Basic	21.8	26.7

Basic (loss) per share of common stock	$(0.60)	$(0.63)

Weighted average number of common shares outstanding — Diluted	21.8	26.7

Diluted (loss) per share of common stock	$(0.60)	$(0.63)

Consolidated Balance Sheet

(Dollars in millions)

Assets	March 31, 2020	December 31, 2019
Current Assets:
Cash	$31.9	$27.1
Accounts and notes receivable, net	40.1	36.1
Inventories, net	118.6	111.6
Other current assets	12.9	10.7

Total current assets	203.5	185.5
Property, plant, and equipment, net	269.7	277.2
Other non-current assets	37.3	39.5

Total assets	$510.5	$502.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$99.8	$104.4
Short-term debt and current installments of long-term debt	0.2	0.2

Total current liabilities	100.0	104.6
Long-term debt	72.5	42.5
Postretirement benefit liabilities	58.3	59.7
Pension benefit liabilities	14.2	16.0
Other long-term liabilities	9.6	11.1

Total liabilities	254.6	233.9
Total stockholders’ equity	255.9	268.3

Total liabilities and stockholders’ equity	$510.5	$502.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the Company’s U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

(Dollars in millions except per share data)
	Three Months Ended March 31,
	2020	2019
Net (loss)	($13.2)	($16.7)
Net loss from discontinued operations	—	0.1
Interest expense	0.6	1.0
Other (income) expense	(0.4)	0.3
Taxes	(0.3)	(0.3)

Operating (loss)	(13.3)	(15.6)
Depreciation and amortization	10.6	11.3
Expenses related to cost reduction initiatives, special projects, and plant closures	0.4	3.7
U.S. pension expense	0.6	0.6
Adjusted EBITDA	($1.6)	$0.0

	Three Months Ended March 31,
	2020		2019
	$ million	Per diluted share	$ million	Per diluted share
Net (loss)	($13.2)	($0.60)	($16.7)	($0.63)
Expenses related to cost reduction initiatives, special projects, and plant closures, including accelerated depreciation	0.5		3.7
U.S. pension expense	0.6		0.6
Other (income) expense	(0.4)		0.3
Tax impact of adjustments at statutory rate	(0.2)		(1.2)
Net loss from discontinued operations	—		0.1

Adjusted net (loss)	($12.7)	($0.58)	($13.1)	($0.49)

Rows and columns may not foot due to rounding.